Exhibit 99.1

SCYNEXIS Appoints Seasoned Industry Veteran Steven K. Burke, M.D., to its Board of Directors

New director brings nephrology development expertise and over 30 years of experience in the biopharmaceutical industry

JERSEY CITY, N.J., September 22, 2026 – SCYNEXIS, Inc. (NASDAQ: SCYX) (“SCYNEXIS” or the “Company”), a clinical-stage biotechnology company dedicated to advancing innovative solutions for severe rare diseases, today announced the appointment of Steven K. Burke, M.D., to its Board of Directors, effective September 18, 2026.

Dr. Burke brings more than 30 years of industry experience, with a particular focus on drug development for chronic kidney disease. He has worked at Akebia Therapeutics, Inc. since 2019, and has served as its Senior Vice President, Chief Research and Development Officer and Chief Medical Officer since 2021. Dr. Burke has responsibility for Akebia’s research and development functions, including research, toxicology, pharmacology, clinical operations, data management, biostatistics, clinical research, regulatory affairs, drug safety and pharmacovigilance, and medical affairs. During his time, he has had a leadership role in the development of Vafseo® (vadadustat) for anemia due to chronic kidney disease and has supported Auryxia® (ferric citrate). He also oversees development programs including praliciguat and ebribafusp alfa for glomerular diseases and other investigational programs. Prior to joining Akebia, Dr. Burke founded Abfero Pharmaceuticals, Inc. and served on its board through its acquisition by Pharmacosmos A/S. Earlier in his career, Dr. Burke served as Senior Vice President and Chief Medical Officer of Proteon Therapeutics, Inc. from 2006 to 2019 and in senior positions at several other biotechnology companies including Genzyme Inc.

“2026 has been a transformative year for SCYNEXIS following the acquisition of SCY-770, a promising drug candidate in development for Autosomal Dominant Polycystic Kidney Disease,” said Guy Macdonald, Chairman of the Board of SCYNEXIS. “As we continue to progress SCY-770, we are excited to add Steven’s deep expertise in drug development for chronic kidney disease. On behalf of the Company and my fellow Board members, I welcome Steven and we look forward to his guidance.”

“This is a very exciting time to join the SCYNEXIS Board as the Company prepares to enter Phase 2 with SCY-770,” said Dr. Burke. “SCYNEXIS has acquired a very promising asset and combined with its well-established expertise in antifungal development, is poised to become a leader in advancing therapies for severe rare diseases. I look forward to leveraging my drug development and biopharmaceutical industry experience to help SCYNEXIS deliver better outcomes for patients and create significant shareholder value.”

Dr. Burke received an A.B. from Harvard College and an M.D. from Cornell University Medical School. He completed a residency and fellowship at Brigham and Women’s Hospital and is board certified in internal medicine and gastroenterology and has maintained a Massachusetts medical license since 1989.

About SCY-770

SCY-770, a novel and highly selective, direct Adenosine Monophosphate (AMP)-activated protein kinase (AMPK) activator, is being developed as a disease-modifying therapy for ADPKD, a progressive genetic kidney disorder and the leading genetic cause of end-stage renal disease, affecting approximately 140,000 diagnosed patients in the United States. AMPK activation suppresses the mTOR and cAMP signaling pathways that drive cyst cell proliferation and fluid secretion in ADPKD, providing a mechanistically differentiated approach to slowing disease progression. SCY-770 has been evaluated in several Phase 1 trials and one Phase 2a trial in patients with nonalcoholic fatty liver disease (NAFLD). Compelling preclinical pharmacology data supports its potential utility in ADPKD. The Company aims to develop SCY-770 with the goal of reducing cyst growth and disease progression and improving patient quality of life. SCY-770 has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) for the treatment of ADPKD.

About SCYNEXIS

SCYNEXIS, Inc. (NASDAQ: SCYX) is a clinical stage biotechnology company dedicated to advancing innovative solutions for severe rare diseases. SCY-770 is being developed for the treatment of Autosomal Dominant Polycystic Kidney Disease (ADPKD) and has been granted Orphan Drug designation. SCYNEXIS’s proprietary antifungal platform “fungerps” includes BREXAFEMME® (ibrexafungerp tablets), the first approved representative of this novel class, which has been licensed to GSK, and SCY-247, currently in clinical stages of development. For more information, visit www.scynexis.com.

Forward-Looking Statements

Statements contained in this press release regarding expected future events or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding: the anticipated timing and results of Phase 2 trial of SCY-770, and the Company’s ability to become a leader in advancing therapies for severe rare diseases, and other statements identified by words such as “will,” “potential,” “could,” "can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks inherent in regulatory and other costs in developing products. For the Company, this includes the future prospects of the Company’s SCY-770 program, the timing and results of the Company’s anticipated Phase 2 proof-of-concept clinical study evaluating SCY-770, stock price volatility and uncertainties relating to the financial markets, the medical community and the global economy, and the impact of instability in general business and economic conditions, including changes in inflation and interest rates. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation, its most recent Annual Report on Form 10-K filed on March 4, 2026, including under the caption "Risk Factors,” and in other filings the Company makes with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:

Investor Relations
John Fraunces

LifeSci Advisors

Tel: 917-355-2395

jfraunces@lifesciadvisors.com